Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 7,552,236,445.65	0.0001381	$ 1,042,963.85
Fees Previously Paid
	Total Transaction Valuation:	$ 7,552,236,445.65
	Total Fees Due for Filing:			$ 1,042,963.85
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,042,963.85
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement, dated as of February 9, 2026, between Transocean Ltd. ("Transocean") and Valaris Limited ("Valaris"). (i) Title of each class of securities to which transaction applies: Common shares of Valaris, par value $0.01 per share ("Valaris Shares"). (ii) Aggregate number of securities to which transaction applies: As of the close of business on May 13, 2026, the maximum number of Valaris Shares to which this transaction applies is estimated to be 77,769,915, which consists of (a) 69,251,780 issued and outstanding Valaris Shares; (b) 3,047,334 Valaris Shares underlying time-based restricted stock units and performance-based restricted stock units that are outstanding or estimated to be issuable prior to the Effective Date and (c) 5,470,801 Valaris Shares estimated to be issuable after the Effective Date upon the exercise of Valaris Warrants. (iii) Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (A) 77,769,915 Valaris Shares, which consists of (i) 69,251,780 issued and outstanding Valaris Shares; (ii) 3,047,334 Valaris Shares underlying time-based restricted stock units and performance-based restricted stock units that are outstanding or estimated to be issuable prior to the Effective Date and (iii) 5,470,801 Valaris Shares estimated to be issuable after the Effective Date upon the exercise of Valaris Warrants) and (B) $97.11, the average of the high and low prices per Valaris Share as of May 12, 2026, as quoted on the New York Stock Exchange (such product, the "Maximum Aggregate Value"). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001381 multiplied by the Maximum Aggregate Value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources